Exhibit 99.1
News Release

Tesco Corporation Reports First Quarter 2016 Results

•	Revenues declined to $35.5 million as a result of challenging market conditions

•	Cash increased $2.4 million during the quarter, ending at $53.9 million with no debt

•	Adjusted EBITDA was $(7.8) million, or (22)% of revenue

•	Reported diluted EPS was a loss of $1.45 and adjusted EPS was a loss of $0.46, after $0.99 in charges

•	Restructuring programs since Q4 2014 expected to yield $60 million of annualized savings

HOUSTON, May 10, 2016 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported first quarter 2016 financial and operating results.

First Quarter Operating Results

Fernando Assing, Tesco's Chief Executive Officer, commented, "We continue to maintain the position that the market will remain lower for longer and cash generation is our number one priority. We were pleased that our overall cash levels increased during the first quarter despite the drop in revenue and profitability."

“We implemented additional global restructuring actions in the first quarter that are expected to produce annualized savings of approximately $10-15 million. As the bottom of the market forms and restructuring opportunities are exhausted, we will be shifting our focus to adding revenue back to our platform by more aggressively marketing our automated product offerings and services as well as rig control technologies. We must continue to adapt our business and commercial models to create a more sustainable and competitive company."

Tesco reported revenue of $35.5 million for the first quarter ended March 31, 2016, down from $52.2 million, or (32)%, in the fourth quarter of 2015, and down from $91.7 million, or (61)%, for the first quarter of 2015.The sequential decline in revenue was primarily from lower activity in North America and lower rental and tubular services activity in Latin America.

Tesco reported a net loss of $(56.8) million, or $(1.45) per diluted share, for the first quarter ended March 31, 2016. Our adjusted net loss for the quarter was $(17.9) million, or $(0.46) per diluted share, excluding special items, consisting primarily of several charges related to asset impairments, additional inventory reserves, and restructuring costs. This compares to a net loss of $(78.1) million, or $(2.00) per diluted share, in the fourth quarter of 2015, and a net loss of $(8.3) million, or $(0.21) per diluted share, for the first quarter of 2015. Adjusted net loss in the fourth quarter of 2015 was $(13.4) million, or $(0.33) per diluted share, and in the first quarter of 2015 was $(3.3) million, or $(0.08) per diluted share.

Adjusted EBITDA was $(7.8) million for the first quarter ended March 31, 2016 compared to adjusted EBITDA of $(2.0) million in the fourth quarter of 2015. Sequential adjusted EBITDA decrementals were approximately 35% on nearly 32% revenue decline. While the benefits of restructuring in the fourth quarter reduced the decremental rate in the first quarter, these benefits could not offset the rapid decline in activity experienced in the first quarter. Additional restructuring was implemented in the first quarter. Adjusted operating loss during the first quarter was $(17.2) million which excludes the impact of $37.6 million of charges. Cash and cash equivalents as of March 31, 2016 increased sequentially by approximately $2.4 million to $53.9 million, with free cash flow of over $2 million before approximately $3.7 million of restructuring payments. Accounts receivable declined by over $15 million through focused collection efforts. Excluding the additional reserve, inventory declined by approximately $1 million in the first quarter, a downward trend we expect to continue. In addition, cash was consumed for capital expenditures of $0.8 million offset by $1.1 million of proceeds from the sale of used equipment and $1.6 million in research and engineering investments.

Tesco ended the quarter with $53.9 million of cash and no borrowings on its credit facility, other than supporting $4.4 million of letters of credit. During the first quarter, we worked with our bank group on options to replace our existing credit facility. We received an extension of the current credit facility compliance waiver through the second quarter filing period. We do have a commitment for an ABL facility that should accommodate letters of credit and limited borrowing capacity not subject to EBITDA covenants. We are still negotiating and expect to finalize it in the second quarter.

Products Segment

•	We have renamed our previously named Top Drive segment to Products to reflect our broader offerings. There were no changes to the underlying product line reporting within the segment.

•	Revenue from the Products segment for Q1 2016 was $16.6 million, an $8.9 million, or 34.9%, decrease from Q4 2015 and a $33.4 million, or 66.8%, decrease from Q1 2015.

•	Product sales for Q1 2016 included 6 top drive units (3 new and 3 used), compared to 17 units (6 new and 11 used) sold in Q4 2015 and 14 units (14 new and 0 used) sold in Q1 2015.

•	The rental top drive fleet was 121 at the end of the first quarter with a utilization of 14%, down from 124 units at the end of the fourth quarter of 2015.

•
Operating loss before adjustments in the Products segment for Q1 2016 was $(39.2) million, a $22.5 million, or 135%, decrease from Q4 2015 and a $43.8 million decrease from Q1 2015.  Our Products operating margin before adjustments was (237)% in Q1 2016, a decrease from 65% and 9% in Q4 2015 and Q1 2015, respectively. First quarter operating loss and operating margin after adjustments were $4.0 million and (24)%, respectively, with sequential decremental margins of 49%. This decline in profitability is primarily related to the impact of reduced global top drive sales and lower Latin American rental activity.

•
At March 31, 2016, backlog of top drives was 10 units, with a total potential value of $9.5 million, compared to 8 units at December 31, 2015, with a potential value of $7.2 million. This compares to a backlog of 24 units at March 31, 2015, with a potential value of $23.1 million. In addition, the Company expects to ship its first offshore catwalk and an offshore pipe handling package with a combined value of $3.5 million in the second quarter which are not included in this reported top drive backlog. Today, our top drive backlog stands at 12 units with a potential value of $11.7 million.

Tubular Services Segment

•	Revenue from the Tubular Services segment for Q1 2016 was $18.9 million, a $7.8 million, or 29.2%, decrease from Q4 2015 and a $22.8 million, or 54.7%, decrease from Q1 2015.

•
Operating income before adjustments in the Tubular Services segment for Q1 2016 was $(6.0) million, a $35.8 million increase from Q4 2015 and an $8.0 million decrease from Q1 2015.  Our Tubular Services operating margin was (32)% for Q1 2016, down from (157)% and 5% in Q4 2015 and Q1 2015, respectively. First quarter operating loss and operating margin after adjustments were $5.6 million and (30)%, respectively. The sequential adjusted decremental margin was 19% and stems from lower revenues in Argentina and the U.S.

Other Segments and Expenses

•
Research and engineering costs for Q1 2016 were $1.6 million, compared to $2.2 million in Q4 2015 and $2.9 million in Q1 2015. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies relating to our Products and Tubular Services segments.

•
Corporate and other costs for Q1 2016 were $8.0 million, a $1.4 million, or 21.2%, increase from Q4 2015 and a $1.3 million, or 14.0%, decrease from Q1 2015. Excluding restructuring costs and other special items, adjusted costs would have been $5.9 million.

•	Net foreign exchange losses for Q1 2016 were $1.2 million, compared to $8.6 million in Q4 2015 and $3.2 million in Q1 2015. The largest foreign exchange losses were from Argentina.

•	Our effective tax rate for Q1 2016 was a 1% expense compared to a 2% expense in Q4 2015 and a 6% benefit in Q1 2015.

•	Total capital expenditures were $0.8 million in Q1 2016, primarily for tubular services equipment, a $2.2 million, or 73%, decrease from Q4 2015 and a $6.5 million, or 89%, decrease from Q1 2015.

Outlook

The global markets will continue to be challenging in the second quarter as the first quarter rig count declines will be compounded with the additional rig count declines expected in that quarter.

Products revenue is expected to increase sequentially between 15% and 20% as we ship 3-5 top drives in addition to the offshore catwalk and the offshore pipe handling package. Product rentals and AMSS results are expected to continue to trend down as those follow the rig counts. Products adjusted operating profit is expected to increase over the first quarter primarily due to the effect of the non-recurring new products shipping activity within the quarter.

Tubular Services revenue is expected to be down sequentially between 25% and 30%. This decline is being driven primarily by lower land drilling activity in the US along with some market share decline due to not bidding in some cases where pricing is below breakeven EBITDA. We will not be performing work temporarily on two contracted rigs in the Gulf of Mexico due to drilling schedules. In addition, we do not have work scheduled in the North Sea as all activity under our multi-platform contract has been indefinitely postponed. However, decremental margins are expected to be similar to the first quarter as we see the benefits of prior restructuring and cost controls.

Corporate and R&E expenses are expected to decrease slightly in the second quarter. Depreciation expense should decrease to approximately $7.5 million per quarter after adjusting for the impairment charge in the first quarter.

These factors should cause adjusted EBITDA to be flat to slightly down over first quarter levels. Cash is expected to be slightly down sequentially as inventory reduction during the second quarter driven by the higher Product sales partially offsets EBITDA losses. Capital spending is expected to remain in the $1-$2 million range per quarter.

"Despite the difficult market, we continue to implement the strategy we outlined in 2014” Assing said. “Technology is a key differentiator for Tesco, and we are committed to investing in the development of products and services that we believe can improve both market share and margins while reducing the drilling and completion costs of our customers. Consistent with this, we are gaining tubular services market share in our targeted offshore markets, particularly in the Gulf of Mexico and are encouraged by greater acceptance of technology adoption in key land markets due to the cost reductions it can bring, as evidenced by recent contract awards in Saudi Arabia."

"Our investments in technology initiatives continue to progress and we plan to accelerate the deployment of optimized offerings that more radically reduce the cost structure for our clients. We completed several field trials of our Automated Rig Control platform and are pleased by the initial results. We continue to test the Pipe Drive System ("PDS"), the Differential Speed Disengager ("DSD") and a new Multi-Plug launcher system that significantly increases the capability of our Side Entry Cement Swivel and will allow the CDS to be more competitive and address more applications."

"While our short-term priority remains cash generation and improving profitability, positioning is also important. We will continue to implement our strategy and fund our technology as market conditions dictate. We are reducing our cost structure, eliminating smaller operations, adapting our business models and developing third-party market channels. All of these measures will transform Tesco in to a leaner, more efficient company that will generate greater operating leverage in the recovery," he concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the first quarter 2016 on May 10 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until May 24. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13634625#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investors section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; restrictions under our credit facility that that may limit our ability to finance future operations or capital needs and could accelerate our debt payments; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2015 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Revenue	$35.5	$91.7
Operating expenses
Cost of sales and services	46.9	83.3
Selling, general and administrative	6.3	11.1
Long-lived asset impairments	35.5	—
Research and engineering	1.6	2.9
	90.3	97.3
Operating loss	(54.8)	(5.6)
Interest expense, net	0.4	0.2
Other expense, net	1.1	3.0
Loss before income taxes	(56.3)	(8.8)
Income tax provision (benefit)	0.5	(0.5)
Net loss	$(56.8)	$(8.3)
Loss per share:
Basic	$(1.5)	$(0.2)
Diluted	$(1.5)	$(0.2)
Dividends per share:
Basic	$—	$0.1
Weighted average number of shares:
Basic	39.3	39.0
Diluted	39.3	39.0

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$53.9	$51.5
Accounts receivable, net	48.5	64.3
Inventories, net	93.3	95.5
Other current assets	22.7	25.2
Total current assets	218.4	236.5
Property, plant and equipment, net	136.1	177.7
Other assets	6.0	7.5
Total assets	$360.5	$421.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	13.8	14.3
Accrued and other current liabilities	22.4	27.2
Income taxes payable	1.3	1.4
Total current liabilities	37.5	42.9
Other liabilities	2.1	2.2
Deferred income taxes	1.6	1.6
Shareholders' equity	319.3	375.0
Total liabilities and shareholders’ equity	$360.5	$421.7

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Operating Activities
Net loss	$(56.8)	$(8.3)
Adjustments to reconcile net loss to cash provided by (used for) operating activities:
Depreciation and amortization	8.0	10.1
Stock compensation expense	1.1	1.0
Bad debt expense (recovery)	0.5	(0.4)
Deferred income taxes	—	(3.2)
Amortization of financial items	0.2	0.1
Gain (loss) on sale of operating assets	(0.3)	—
Long-lived asset impairments	35.5	—
Changes in the fair value of contingent earn-out obligations	(0.1)	(0.2)
Changes in operating assets and liabilities:
Accounts receivable trade, net	15.3	26.2
Inventories, net	2.2	(5.5)
Prepaid and other current assets	2.3	(1.0)
Accounts payable and accrued liabilities	(5.9)	(14.2)
Income taxes recoverable	0.1	(1.4)
Other noncurrent assets and liabilities, net	—	(0.9)
Net cash provided by operating activities	2.1	2.3
Investing Activities
Additions to property, plant and equipment	(0.8)	(7.3)
Proceeds on sale of operating assets	1.1	—
Other, net	—	1.7
Net cash provided by (used in) investing activities	0.3	(5.6)
Financing Activities
Repayments of debt	—	—
Proceeds from exercise of stock options	—	0.1
Net cash provided by financing activities	—	0.1
Change in cash and cash equivalents	2.4	(3.2)
Cash and cash equivalents, beginning of period	51.5	72.5
Cash and cash equivalents, end of period	$53.9	$69.3
Supplemental cash flow information
Cash payments for interest	$0.1	$0.1
Cash payments for income taxes, net of refunds	0.5	4.6
Property, plant and equipment accrued in accounts payable	0.6	1.7

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Segment revenue	(Unaudited)
Products
Sales	$4.2	$17.8	$8.1
Rental services	6.6	20.1	9.9
After-market sales and service	5.8	12.1	7.5
	16.6	50.0	25.5
Tubular Services
Land	10.8	30.6	19.0
Offshore	7.4	9.8	6.6
CDS, Parts & Accessories	0.7	1.3	1.1
	18.9	41.7	26.7

Consolidated revenue	$35.5	$91.7	$52.2

Segment operating income (loss):
Products	$(39.2)	$4.6	$(16.7)
Tubular Services	(6.0)	2.0	(41.8)
Research and Engineering	(1.6)	(2.9)	(2.2)
Corporate and Other	(8.0)	(9.3)	(6.6)
Operating loss	$(54.8)	$(5.6)	$(67.3)
Net loss	$(56.8)	$(8.3)	$(78.1)
Loss per share (diluted)	$(1.5)	$(0.2)	$(2.0)
Adjusted EBITDA(a) (as defined)	$(7.8)	$9.6	$(2.0)
________________________

(a)	See explanation of Non-GAAP measure below.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Net loss under U.S. GAAP	$(56.8)	$(8.3)	$(78.1)
Income tax expense (benefit)	0.5	(0.5)	1.8
Depreciation and amortization	8.0	10.1	9.0
Net interest expense	0.4	0.2	0.5
Stock compensation expense-non-cash	1.1	1.0	0.5
Severance & executive retirement charges	3.0	2.6	3.6
Bad debt from certain accounts	0.3	—	3.2
Foreign exchange loss	1.2	3.2	8.6
Asset sale reserves	(2.3)	—	—
Venezuela charges	—	—	0.5
Warranty & legal reserves	—	—	0.3
Inventory reserves	1.1	—	13.5
Long-lived asset impairments	35.5	—	—
Prepaid credit facility costs	0.2	—	—
Goodwill impairment	—	—	34.4
Financial revision costs	—	1.3	0.2
Adjusted EBITDA	$(7.8)	$9.6	$(2.0)

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions. except earnings per share data)

	Three Months Ended March 31,		Three Months Ended December 31,
	2,016.0	2,015.0	2,015.0
Net loss under U.S. GAAP	$(56.8)	$(8.3)	$(78.1)
Severance & executive retirement charges	3.0	1.8	3.1
Bad debt on certain accounts	0.3	—	3.1
Certain foreign exchange losses	1.1	2.4	8.3
Asset sale reserves	(2.3)	—	—
Venezuela charges	—	—	0.4
Warranty & legal reserves	—	—	0.3
Inventory reserves	1.1	—	13.1
Long-lived asset impairments	35.5	—	—
Prepaid credit facility costs	0.2	—	—
Goodwill impairment	—	—	30.1
Financial revision costs	—	0.8	0.2
Certain tax-related charges	—	—	6.1
Adjusted net loss	$(17.9)	$(3.3)	$(13.4)

Diluted loss per share under U.S. GAAP	$(1.5)	$(0.2)	$(2.0)
Severance & executive retirement charges	0.1	0.1	0.1
Bad debt on certain accounts	—	—	0.1
Certain foreign exchange losses	—	0.1	0.2
Asset sale reserves	(0.1)	—	—
Venezuela charges	—	—	—
Warranty & legal reserves	—	—	—
Inventory reserves	—	—	0.3
Long-lived asset impairments	0.9	—	—
Prepaid credit facility costs	—	—	—
Goodwill impairment	—	—	0.8
Financial revision costs	—	—	—
Certain tax-related charges	—	—	0.2
Adjusted diluted loss per share	$(0.5)	$(0.1)	$(0.3)

(1)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.

TESCO CORPORATION
Reconciliation of GAAP Operating Income (Loss) to Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended March 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(39.2)	(6.0)	(1.6)	$(8.0)	$(54.8)
Severance & executive retirement charges	0.6	2.3	(0.1)	0.2	3.0
Bad debt on certain accounts	0.3	—	—	—	0.3
Asset sale reserves	(0.2)	(2.1)	—	—	(2.3)
Inventory reserves	0.9	0.2	—	—	1.1
Long-lived asset impairments	33.6	—	—	1.9	35.5
Adjusted operating loss	$(4.0)	$(5.6)	$(1.7)	$(5.9)	$(17.2)

	Three Months Ended December 31, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(16.7)	$(41.8)	$(2.2)	$(6.6)	$(67.3)
Severance & executive retirement charges	1.5	1.4	0.1	0.6	3.6
Bad debt on certain accounts	2.0	1.2	—	—	3.2
Venezuela charges	0.4	0.1	—	—	0.5
Warranty & legal reserves	0.3	—	—	—	0.3
Inventory reserves	11.2	2.3	—	—	13.5
Goodwill impairment	1.7	32.7	—	—	34.4
Financial revision costs	—	—	—	0.2	0.2
Adjusted operating income (loss)	$0.4	$(4.1)	$(2.1)	$(5.8)	$(11.6)

	Three Months Ended March 31, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating income (loss) under U.S. GAAP	$4.6	$2.0	$(2.9)	$(9.3)	$(5.6)
Severance & executive retirement charges	1.4	0.9	—	0.3	2.6
Financial revision costs	—	—	—	1.3	1.3
Adjusted operating income (loss)	$6.0	$2.9	$(2.9)	$(7.7)	$(1.7)

(1)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted operating income (loss) is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.